UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024 (November 6, 2024)

CATALYST CREW TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52543	26-3670551
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North Gould Street, Suite R

Sheridan, WY 82801

(Address of principal executive offices, including zip code.)

(307) 216-4405

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Catalyst Crew Technologies Corp.

Form 8-K

Current Report

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Mr. Waqas Nakhwa

Overview; Base Salary. On November 6, 2024 (the “Effective Date”), the Company entered into an employment agreement with Mr. Waqas Nakhwa in connection with his appointment as Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors, at a rate of $5,000.00 per month, with the initial monthly payment to become due and payable in January 1, 2025, with successive monthly payment through the remainder of the term of the employment agreement, as defined below.

One-Time Equity Awards. In connection with the entry into the employment agreement, the Company shall issue to Mr. Nakhwa an aggregate of Twenty-Five Million (25,000,000) restricted shares of the Company’s common stock with a cost basis equal to $0.0001, which shall be due as soon as practicable from the Effective Date of the employment agreement.

Term; Termination. The term of Mr. Nakhwa’s employment agreement become effective as of the Effective Date and will continue for a period of 12 months, unless otherwise terminated in accordance with its terms.  The employment agreement may be terminated by Mr. Nakhwa at any time for any reason. The employment agreement may also be terminated by Company for any reason.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement by and between the Company and Mr. Nakhwa
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST CREW TECHNOLOGIES CORP.

Dated: November 12, 2024	By:	/s/ Waqas Nakhwa
Waqas Nakhwa
President and Director

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